Press Release
PSB Bancorp, Inc. (the “Company”) has received a Nasdaq Staff Determination on January 4, 2007, indicating that the Company failed to comply with the Nasdaq requirements related to holding an annual meeting within one-year of the end of the Company’s fiscal year and the solicitation of proxies and delivery proxy statements to Nasdaq, for continued listing set forth in the Marketplace Rules 4350(e) and (g), and that its securities are, therefore, subject to delisting from the The Nasdaq National/Capital Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The Company’s request for a hearing will suspend the delisting of the Company’s stock until such hearing is completed. There can be no assurance the Panel will grant the Company’s request for continued listing.
On August 30, 2006, PSB issued a press release announcing the execution of a definitive agreement with Conestoga Bancorp, Inc. (“Conestoga”) for the sale of the Company to Conestoga at a price of $17.00 per share payable in cash (the “Merger”). The price per share payable by Conestoga is subject to a potential downward adjustment if seven identified performing construction loans are not sold at par on or before closing. If the Company elects not to sell a loan or sells a loan for less than par, there will be a downward adjustment in the per share price. The maximum downward adjustment is $0.66 per share. The resulting company will not be publicly traded.
The Company filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on October 11, 2006, for a special and annual meeting (the “Meeting”) to be held December 29, 2006 for the purpose of voting on the Merger and the election of directors. The Company filed an amended preliminary proxy statement on October 15, 2006, the SEC subsequently approved the amended preliminary proxy statement on November 29, 2006, and the Company filed its definitive proxy statement for the meeting at that time. Because of the time required to receive final clearance of the proxy statement by the SEC, the Company would not have had adequate time to solicit proxy holders for a meeting on December 29, 2006; therefore, PSB filed an amended definitive proxy statement on December 07, 2006, changing the annual/special meeting date to January 12, 2007, to allow for the solicitation of votes to approve the proposed Merger. The transaction is expected to close in February at which time the Company’s stock would be delisted.